As filed with the Securities and Exchange Commission on December 23, 2021.

Registration No. 333-195226

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-195226

UNDER

THE SECURITIES ACT OF 1933

ENABLE MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	72-1252419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

499 West Sheridan Avenue, Suite 1500

Oklahoma City, Oklahoma 72102

(405) 525-7788

(Address of Principal Executive Offices) (Zip Code)

Enable Midstream Partners, LP Long Term Incentive Plan

(Full title of the plan)

Bradford D. Whitehurst

Chief Financial Officer

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William N. Finnegan IV

Kevin Richardson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Enable Midstream Partners, a Delaware limited partnership (“Enable”), with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 (No. 333-195226), which was filed by Enable with the SEC on April 11, 2014, registering 13,100,000 common units representing limited partner interests (the “Common Units”) in Enable under the Enable Midstream Partners, LP Long-Term Incentive Plan.

Reference is made to the Agreement and Plan of Merger dated February 16, 2021 (“Merger Agreement”), by and among Energy Transfer LP, a Delaware limited partnership (“ET”), Elk Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ET, Elk GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ET, Enable, Enable GP, LLC, a Delaware limited liability company and the sole general partner of Enable, solely for the purposes of Section 2.1(a)(i) therein, LE GP, LLC, a Delaware limited liability company and sole general partner of ET, and solely for the purposes of Section 1.1(b)(i) therein, CenterPoint Energy, Inc., a Texas Corporation.

On December 2, 2021, in connection with the consummation of the mergers contemplated by the Merger Agreement, Enable has terminated all offerings of the Common Units pursuant to the Registration Statement. In accordance with the undertakings made by Enable in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Enable hereby removes from registration by means of this Post-Effective Amendment all Common Units registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Units and Enable hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 23, 2021.

Enable Midstream Partners, LP By: Enable GP, LLC, its general partner

By:	/s/ Bradford D. Whitehurst
Name: Bradford D. Whitehurst
Title: Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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